Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the two Registration Statements on Form S-8 for the “Successories, Inc. Amended and Restated Stock Option Plan” filed with the Securities and Exchange Commission on January 9, 2002 and the “Successories, Inc. Employee Stock Purchase Plan” filed with the Securities and Exchange Commission on January 20, 1999, of our report dated April 2, 2003, except for Note 7 as to which the date is April 25, 2003, appearing in this Annual Report on Form 10-K of Successories, Inc. and Subsidiaries for the years ended February 1, 2003, February 2, 2002, and February 3, 2001.

Crowe Chizek and Company LLC

Oak Brook, Illinois

May 12, 2003